Pricing Supplement No. 503BB-1

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

addendum to product supplement BB-1 dated December 13, 2007 and product supplement BB-1 dated July 2, 2007

Registration Statement No. 333-137902 Dated September 11, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$13,500,000

11-Month Securities Linked to the Dow Jones-AIG Commodity Index™ Total Return (Non-Principal Protected) due August 13, 2009

General

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The securities are designed for investors who seek a leveraged return, which may be negative, linked to the performance of the Dow Jones-AIG Commodity Index™ Total Return. The securities are not principal protected. If the Index declines or does not appreciate sufficiently, you will lose some of your initial investment.

•	The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at the LIBOR rate for the designated period (as defined below) less 0.18%.
•	Senior unsecured obligations of Deutsche Bank AG due August 13, 2009.
•	Minimum denominations of $10,000 and increments of $1,000 in excess thereof.
•	The securities priced on September 11, 2008 and are expected to settle three business days later on or about September 16, 2008.
•	After the Trade Date but prior to the Settlement Date, we may accept additional orders for securities and increase the aggregate principal amount.

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to notes, such as the securities described herein, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100% of face amount
Index:	The Dow Jones-AIG Commodity Index™ Total Return (the “Index”).
Coupon:	Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction.
The Coupon for each Coupon Period shall be (i) LIBOR less (ii) 0.18%.
For the initial Coupon Period, the Coupon rate is 2.30750% based on the 1-month USD LIBOR rate that appeared on Reuters Page LIBOR01.

The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month. In the case of an Early Redemption Event (as defined below), you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:

The 13th of each month beginning with October 2008 and ending with the scheduled Maturity Date. In the case of an Early Redemption Event, you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date. If such Coupon Payment Date is not an Index Business Day, the Coupon will be paid on the first following day that is an Index Business Day, but no adjustment will be made to the Coupon Period.

Redemption Amount:

A cash payment per $10,000 security, determined on the relevant Final Valuation Date, equal to:

$10,000 + [$10,000 x 3 x (Index Return —TBill Return — Adjustment Factor)]

Your investment will be exposed to any decline in the Index. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the face amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor will lower your return by 0.75% per year and the deduction of the TBill Return will also lower your return regardless of whether the Index appreciates or declines in value.

You may lose some of your investment at maturity or upon an Early Redemption Event. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	–1
Initial Level

LIBOR:

The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the relevant Final Valuation Date or the start of the relevant Coupon Period, as applicable, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.

A “London Banking Day” is any date on which commercial banks are open for business in London.

Adjustment Factor:	(0.0025 x (Days / 365)) where “Days” equals the number of calendar days from the Trade Date to, but excluding, the relevant Final Valuation Date.
TBill Return:	Where,

“t” is any Index Business Day from and including the Index Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.

“N” is the number of Index Business Days from and including the Index Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.

“CDays” is the number of calendar days from and including the prior Index Business Day to and excluding the current Index Business Day

“3MR(t-1)” is, on any Index Business Day “t”, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such Index Business Day on which such rate was published, expressed as a money market rate.

Payment at Maturity:

If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date, the TBill Return and the Adjustment Factor.

Early Redemption at Holder’s Option:

You will have the right on any Trading Day prior to the Maturity Date, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000. The face amount of your securities that remains outstanding must be at least $10,000.

Notice of Early Redemption at Holder’s Option:

An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a Trading Day at or before 10:00 a.m., New York City time, or the next Trading Day if such notice is not received on a Trading Day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

Early Redemption at Issuer’s Option:

The Issuer may, in its sole discretion, call the securities in whole (x) on any Trading Day following any date on which the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur, or (y) if at any time from and after the Trade Date and prior to the Maturity Date, the Index Intraday Level during any Trading Day is equal to or less than 85% of the Initial Level and the Issuer provides notice to the holders of the securities of such event by no later than 3:00 p.m., New York City time, on such day.

An “Index Intraday Level” means the level of the Index as it appears on Bloomberg page “DJAIG 1” (or the applicable successor page) at any time between 8:30 a.m. and 2:30 p.m. (in each case, New York City time) on any Trading Day.

Notice of Early Redemption at Issuer’s Option:

The Issuer will give you written notice of early redemption, which shall be effective on the date on which such notice is actually received by you if such notice is received on a Trading Day at or before 10:00 a.m., New York City time, or otherwise on the next Trading Day.

Mandatory Prepayment Event:

A “Mandatory Prepayment Event” shall occur if at any time, from and after the Trade Date and prior to the Maturity Date, the Index Closing Level on any Trading Day is equal to or less than 85% of the Initial Level.

Initial Level:	346.036, the Index Closing Level on the Trade Date.
Final Level:

The Index Closing Level on the relevant Final Valuation Date, subject to adjustment in the event of a Market Disruption Event as described below under “The Dow Jones-AIG Commodity IndexSM Total Return – Market Disruption Events.”

Index Closing Level:

On any Trading Day, the Index Closing Level will be the closing level of the Index as appears on Bloomberg page “DJAIGTR <index>”, subject to adjustment by the calculation agent according to the terms of the securities.

Final Valuation Date:	In the case of redemption on the Maturity Date the Final Valuation Date is August 10, 2009.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, (x) if the request to the Issuer to effect such redemption is received prior to 10:00 a.m. New York time on a Trading Day, such day or (y) if otherwise on the first Trading Day following the date on which such request is made.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, in the discretion of the Issuer, either (x) the date on which the notice of the Early Redemption at Issuer’s Option is received by the holders of the securities or, if such day is not a Trading Day, the immediately following Trading Day or (y) the immediately following Trading Day.

In the case of a Mandatory Prepayment Event, the Trading Day immediately following the Trading Day on which the Mandatory Prepayment Event occurred.
Trade Date:	September 11, 2008.
Settlement Date:	September 16, 2008.
Early Redemption Event Maturity Date:	Three Index Business Days following the relevant Final Valuation Date
Maturity Date:

August 13, 2009, subject to an Early Redemption Event and postponement in the event of a Market Disruption Event as described below under “The Dow Jones-AIG Commodity IndexSM Total Return – Market Disruption Events.”

Index Business Day:

A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, England.

Trading Day:

A day, as determined by the calculation agent, on which the Relevant Exchanges for all Index Constituents are open for trading during their regular trading sessions, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

CUSIP:	2515A0 RF 2
ISIN:	US2515A0RF20

†

A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS–4 in this pricing supplement.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$13,500,000.00	$0.00	$13,500,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$13,500,000.00	$530.55

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global securities of which these securities are a part, and the more detailed information contained in product supplement BB-1 dated July 2, 2007 and the addendum thereto dated December 13, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement BB-1 dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement BB-1 dated July 2, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507147723/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 security face amount, for a hypothetical range of performance for the Index from -15% to +100%. The hypothetical Redemption Amounts set forth below assumes a hypothetical Initial Level of 345, a period of 333 calendar days and a TBill Return of 2.5% from the Trade Date to the Final Valuation Date and that no Early Redemption Event occurs. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The actual Initial Level was set on the Trade Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Index Ending Level	Index Return (%)	Payment at Maturity	Return on Securities (%)
690.00	100%	$39,181.58	291.82%
655.50	90%	$36,181.58	261.82%
621.00	80%	$33,181.58	231.82%
586.50	70%	$30,181.58	201.82%
552.00	60%	$27,181.58	171.82%
517.50	50%	$24,181.58	141.82%
483.00	40%	$21,181.58	111.82%
448.50	30%	$18,181.58	81.82%
414.00	20%	$15,181.58	51.82%
379.50	10%	$12,181.58	21.82%
345.00	0%	$9,181.58	-8.18%
310.50	-10%	$6,181.58	-38.18%
293.25	-15%	$4,681.58	-53.18%

A Mandatory Prepayment Event will occur if the Index Closing Level on any Index Business Day is equal to or less than 85% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level 345 to a Final Level of 448.50. Assuming a period of 333 days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $18,181.58, per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x 3 x ((448.50 / 345 – 1) – 0.025 – (0.0025 x 333 / 365)) = $18,181.58

Example 2: The Initial Level and the Final Level of the Index are both 345 such that Index Return is 0%. If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount. Assuming a period of 333 days from Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $9,181.58, per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x 3 x ((345 / 345 – 1) – 0.025 – (0.0025 x 333 / 365)) = $9,181.58

Example 3: The level of the Index decreases from the Initial Level of 345 to a Final Level of 310.50. Assuming a period of 333 days from the Trade Date to the Final Valuation Date, the investor receives a payment at maturity of $6,181.58 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x 3 x ((310.50 / 345 – 1) – 0.025 – (0.0025 x 333 / 365))] = $6,181.58

The following two examples assume that an Early Redemption Event occurs after 100 days, and assumes a TBill return of 0.68% during such period.

Example 4: The level of the Index increases from the Initial Level of 345 to a Final Level of 448.50. The holder receives a payment on the Early Redemption Event Maturity Date of $18,775.45, calculated as follows:

$10,000 + [$10,000 x 3 x ((448.50 / 345 – 1) – 0.0068 – (0.0025 x 100 / 365)) = $18,775.45

In this example, the Adjustment Factor is smaller than in Example 1 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 100 days instead of 333.

Example 5: The level of the Index decreases from the Initial Level of 345 to a Final Level of 310.50. The holder receives a payment on the Early Redemption Event Maturity Date of $6,775.45, calculated as follows:

$10,000 + [$10,000 x 3 x ((310.50 / 345 – 1) – 0.0068 – (0.0025 x 100 / 365)) = $6,775.45

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 100 days instead of 333.

SELECTED PURCHASE CONSIDERATIONS

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN. — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately 0.75% of the $10,000 security face amount for the term of the securities. In addition, the Redemption Amount is subject to the deduction of the TBill Return. Each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES-AIG COMMODITY INDEXSM TOTAL RETURN — The return on the securities is linked to the performance of the Dow Jones–AIG Commodity IndexSM - Total Return. The Dow Jones–AIG Commodity IndexSM -Total Return is composed of futures contracts on 19 physical commodities and is designed to be a highly liquid and diversified benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data, or the relative amount of trading activity of a particular commodity, and dollar-adjusted production data. The component weightings are also determined by several rules designed to insure diversified commodity exposure. See “The Dow Jones–AIG Commodity IndexSM.”

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.

This treatment is not binding on the Internal Revenue Service (the “IRS”) or a court, and is only one of several possible treatments of the securities for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. No assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Assuming this treatment is respected, upon sale, exchange or retirement of the securities, you will recognize capital gain or loss equal to the difference between the amount of cash received (other than any coupon payment and possibly any amount attributable to accrued but unpaid coupon) and your adjusted tax basis in the securities. This gain or loss generally will be short-term capital gain or loss. It is possible, however, that a recomposition of the Index or that a change in the methodology of the Index could be treated as a taxable event, in which case you would be required to recognize gain or, possibly, loss on each recomposition or change of methodology. While the U.S. federal income tax treatment of the stated coupon payments on the securities is uncertain, to the extent reporting is required, we intend to treat these payments as ordinary income.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of investing in the securities, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will have leveraged exposure to any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the publisher of the Index has stopped publication of the Index or the Index Intraday Level declines 15% or more from the Initial Level. In addition, we must redeem the securities in the event the Index Closing Level on any date is 15% or more below the Initial Level.

Under current United States federal income tax law, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Event Maturity Date.

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately $75 per $10,000 security face amount for the term of the securities. Each of the TBill Return and the Adjustment Factor is applied to the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than the Initial Level.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX — At any time during the term of the securities, the daily calculation of the Index may be adjusted in the event that AIG Financial Products Corp. (“AIG-FP”) determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or, with respect to any futures contract used in the calculation of the Index that trades on the London Metal Exchange (the “LME”), a business day on which the LME is not open for trading. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See “The Dow Jones–AIG Commodity IndexSM—Index Calculation Disruption Events” in this pricing supplement.

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DOW JONES AND AIG-FP MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED — A futures contract known as a “Designated Contract” has been selected as the reference contract for each underlying physical commodity. See “Composition of the Index—Designated Contracts for Each Commodity” in this pricing supplement. Data concerning this Designated Contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the Dow Jones–AIG Commodity IndexSM Oversight Committee, if available, to replace that Designated Contract. The termination or replacement of any Designated Contract may have an adverse impact on the value of the Index.

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CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE MARKET VALUE OF THE SECURITIES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY — The policies of Dow Jones & Company, Inc. (“Dow Jones”) and AIG-FP, a subsidiary of American International Group, Inc., concerning the methodology and calculation of the Index, additions, deletions or substitutions of the Index Commodities or exchange-traded futures contracts on the Index Commodities could affect the Index and, therefore, could affect the amount payable on the securities at maturity and the market value of the securities prior to maturity. The amount payable on the securities and their market value could also be affected if Dow Jones and AIG-FP, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and AIG-FP discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the securities. If events such as these occur, or if the Initial Level is not available because of a market disruption event or for any other reason, the calculation agent — which will be Deutsche Bank AG, London Branch — will make a good faith estimate in its sole discretion of the Index level that would have prevailed in the absence of the market disruption event.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and ranking. At maturity, or upon any Early Redemption Event, you will receive a positive return on your investment only if the Final Level on the relevant Final Valuation Date exceeds the Initial Level by an amount sufficient to more than offset the effect of the Adjustment Factor. If the Final Level on the relevant Final Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor and deduction of the TBill Return. Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to more than offset the Adjustment Factor and deduction of the TBill Return, the yield to the maturity or redemption may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Redemption Amount described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of the commissions and/or other fees and hedging costs in the original issue price, and the Adjustment Factor, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE AND THE CALCULATION AGENT FOR THE SECURITIES, ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index Intraday Level or the Index Closing Level, including the Initial Level and the Final Level. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, may affect the Redemption Amount, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the value of the Index;

•	trends of supply and demand for the commodities underlying the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest and yield rates then prevailing in the market;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts including in the Index may reduce the performance of the Index as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agriculture prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over–the–counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within an Exchange Trading Day for aluminum or over a period of Exchange Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the Redemption Amount, could be adversely affected.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the publisher of the Index being unable to determine the level of the Index using its normal means. The resulting discretion by the publisher of the Index in determining the Final Level could adversely affect the value of the securities.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

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TRADING AND OTHER TRANSACTIONS BY AIG-FP AND DOW JONES IN THE FUTURES CONTRACTS COMPRISING THE INDEX AND THE UNDERLYING COMMODITIES MAY AFFECT THE VALUE OF THE INDEX — AIG-FP and its affiliates actively trade futures contracts and options on futures contracts on the Index Commodities. AIG-FP and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Index. Certain of AIG-FP’s affiliates may underwrite or issue other securities or financial instruments indexed to the Index and related indices, and Dow Jones and AIG-FP and certain of their affiliates may license the Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the value of the Index. For instance, a market maker in a financial instrument linked to the performance of the Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Index components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the

Index, which in turn may affect the value of the Index. With respect to any of the activities described above, none of AIG-FP, Dow Jones or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the securities into consideration at any time.

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WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND AIG-FP AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION — Deutsche Bank AG and its affiliates are not affiliated with Dow Jones and AIG-FP in any way (except for licensing arrangements discussed below in “The Dow Jones–AIG Commodity IndexSM”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor AIG-FP is under any obligation to continue to calculate the Index or required to calculate any successor index. If Dow Jones and AIG-FP discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the securities or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. The information in “The Dow Jones–AIG Commodity IndexSM ” section has been taken from (i) publicly available sources and (ii) a summary of the Dow Jones–AIG Commodity IndexSM Handbook (a document that is considered proprietary to Dow Jones and AIG-FP and is available to those persons who enter into a license agreement available at http://www.aigfp.com/commodities). Such information reflects the policies of, and is subject to change by, Dow Jones and AIG-FP. Deutsche Bank AG has not independently verified this information. You, as an investor in the securities, should make your own investigation into the Index, AIG-FP and Dow Jones. Dow Jones and AIG-FP are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, as well as the section of this pricing supplement entitled “Certain U.S. Federal Income Tax Consequences.” As discussed in those sections, we believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. investors, possibly retroactively.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Because the securities are represented by a global security, the Depositary or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Early Redemption at Holder’s Option. In order to ensure that the Depositary’s nominee will timely exercise the Early Redemption at Holder’s Option, you must instruct the broker or other direct or Indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so. DBSI expects that the repurchase price will be based on the then current Redemption Amount (as if that day were the Final Valuation Date, assuming normal market conditions as determined by the Issuer in its sole discretion).

Dow Jones–AIG Commodity IndexSM

We have derived all information contained in this pricing supplement regarding the Dow Jones–AIG Commodity IndexSM, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones and AIG-FP. You, as an investor in the securities, should make your own investigation into the Index, AIG-FP and Dow Jones. Dow Jones and AIG-FP are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities. Dow Jones and AIG-FP have no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in their sole discretion.

Overview

The Index was introduced in July 1998 to provide a unique, diversified, and liquid benchmark for commodities as an asset class. The Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. Futures contracts and options on futures contracts on the Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Index is a proprietary index that Dow Jones and AIG International Inc. developed and that Dow Jones, in conjunction with AIG-FP, calculates. The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

AIG-FP and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, as well as commodities, including commodities included in the Index. For information about how this trading may affect the value of the Index, see “Risk Factors — Trading and other transactions by AIG-FP and Dow Jones in the futures contracts comprising the Index and the underlying commodities may affect the value of the Index.”

The Dow Jones–AIG Commodity IndexSM Oversight Committee

Dow Jones and AIG-FP have established the Dow Jones–AIG Commodity IndexSM Oversight Committee to assist them in connection with the operation of the Index. The Dow Jones–AIG Commodity IndexSM Oversight Committee includes members of the financial, academic and legal communities selected by AIG-FP and meets annually to consider any changes to be made to the Index for the coming year. The Dow Jones–AIG Commodity IndexSM Oversight Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June or July by AIG-FP under the supervision of the Dow Jones–AIG Commodity IndexSM Oversight Committee. Following the Dow Jones–AIG Commodity IndexSM Oversight Committee’s annual meeting in June or July, the annual weightings for the next calendar year are publicly announced in July.

Composition of the Dow Jones–AIG Commodity Index - Commodities Available For Inclusion in the Dow Jones–AIG Commodity Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the LME, each of the commodities with the potential for inclusion in the Dow Jones–AIG Commodity Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Dow Jones–AIG Commodity Index selected for 2008 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity. With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, the Committee selects the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Dow Jones–AIG Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the commodities included in the Dow Jones–AIG Commodity Index for 2008 are as follows:

Index Commodity (3)	Designated Contract	Exchange	Target Weighting (2)
Aluminum	High Grade Primary Aluminum	LME	7.11%
Coffee	Coffee “C”	CSCE*	3.00%
Copper(1)	High Grade Copper	COMEX***	7.04%
Corn	Corn	CBOT	5.66%
Cotton	Cotton	NYCE†	2.48%
Crude Oil	Light, Sweet Crude Oil	NYMEX	13.16%
Gold	Gold	COMEX	7.40%
Heating Oil	Heating Oil	NYMEX	3.82%
Live Cattle	Live Cattle	CME	4.89%
Lean Hogs	Lean Hogs	CME	2.55%
Natural Gas	Henry Hub Natural Gas	NYMEX	12.24%
Nickel	Primary Nickel	LME	2.79%
Silver	Silver	COMEX	2.72%
Soybeans	Soybeans	CBOT	2.81%
Soybean Oil	Soybean Oil	CBOT	7.63%
Sugar	World Sugar No. 11	CSCE	3.19%
Unleaded Gas	Reformulated Gasoline Blendstock for Oxygen Blending††	NYMEX	3.78%
Wheat	Wheat	CBOT	4.70%
Zinc	Special High Grade Zinc	LME	3.03%

(1)

The Dow Jones–AIG Commodity IndexSM uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones–AIG Commodity IndexSM.

(2)	The column in the above table titled “Target Weighting” reflects the target weightings as of January 2008 of the 19 commodities currently included in the Dow Jones–AIG Commodity Index.
(3)	In addition to the Index Commodities set forth in the table, cocoa, lead, platinum and tin also are considered for inclusion in the Dow Jones–AIG Commodity Index.

The composition of the Dow Jones–AIG Commodity Index is recalculated by AIG–FP in June of each year, under the supervision of the Committee, taking in account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones–AIG Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to Commodity Groups. The Commodity Groups, and the Index Commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Index Commodities:	Commodity Group:	Index Commodities:
Energy	Crude Oil Heating Oil Natural Gas	Livestock	Lean Hogs Live Cattle

Unleaded Gasoline

Precious Metals	Gold Platinum Silver	Grains	Corn Soybeans Soybean Oil Wheat

Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc	Softs	Cocoa Coffee Cotton Sugar

Index Breakdown by Commodity Group

The Commodity Group Breakdown set forth below is based on the new target weights for the commodity components that were determined and approved by the Dow Jones-AIG Commodity Index Supervisory Committee in August 2007 with changes in index composition effective January 2008.

Vegetable Oil	2.81%
Petroleum	20.76%
Natural Gas	12.24%
Precious Metals	10.12%
Industrial Metals	19.97%
Livestock	7.44%
Grains	18.00%
Softs	8.67%

Annual Reweightings and Rebalancings of The Dow Jones–AIG Commodity IndexSM

The Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Index are determined each year in June by AIG-FP under the supervision of the Dow Jones–AIG Commodity IndexSM Oversight Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the Index Commodities are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historical dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historical dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index and their respective percentage weights.

Diversification Rules

The Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of each year:

•	No related group of commodities designated as a “Commodity Group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Index.

•	No single commodity may constitute more than 15% of the Index.

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.

•	No single commodity included in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any Index Commodity or Commodity Group at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages established in January.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Index, are used to determine a Commodity Index Multiplier (“CIM”) for each Index Commodity. This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Index level to calculate the new Index level. Dow Jones disseminates the Index level approximately every fifteen (15) seconds (assuming the Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and publishes the final Index level for each DJ-AIG Business Day at approximately 4:00 p.m. (New York time) on each such day on Reuters page AIGCI1. Index levels can also be obtained from the official websites of both Dow Jones and AIG-FP and are also published in The Wall Street Journal.

The Index is a Rolling Index

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Index is a “rolling index.”

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index will be adjusted in the event that AIG-FP determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day;

(b) the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price;

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index; or

(d) with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

Four Main Principles Guiding the Creation of the Dow Jones–AIG Commodity IndexSM

The Index was created using the following four main principles:

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ECONOMIC SIGNIFICANCE. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the markets themselves. The Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

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DIVERSIFICATION. A second major goal of the Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

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CONTINUITY. The third goal of the Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Index from year to year. The Index is intended to provide a stable benchmark so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Index.

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LIQUIDITY. Another goal of the Index is to provide a highly liquid index. The explicit inclusion of liquidity as a weighting factor helps to ensure that the Index can accommodate substantial investment flows. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These four principles represent goals of the Index and its creators, and there can be no assurance that these goals will be reached by either Dow Jones or AIG-FP.

License Agreement

“Dow JonesSM,” “AIG®,” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are registered trademarks or service marks of Dow Jones & Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by Deutsche Bank AG.

Dow Jones, AIG-FP and Deutsche Bank AG have entered into a non-exclusive license agreement providing for the license to Deutsche Bank AG, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the DJ-AIGCISM, which is published by Dow Jones and AIG-FP, in connection with certain products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIG-FP or any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in commodities generally or in the securities particularly. The only relationship of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates to the Issuer is the licensing of certain trademarks, trade names and service marks and of the DJ-AIGCISM, which is determined, composed and calculated by Dow Jones in conjunction with AIG-FP without regard to the Issuer or the securities. Dow Jones and AIG-FP have no obligation to take the needs of the Issuer or the owners of the securities into consideration in determining, composing or calculating the DJ-AIGCISM. None of Dow Jones, American International Group, AIG-FP or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates shall have any obligation or liability, including without limitation to holders of the securities, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, AIG-FP, American International Group and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by the Issuer, but which may be similar to and competitive with the securities. In addition, American International Group, AIG-FP and their subsidiaries or affiliates actively trade commodities, commodity indices and commodity futures (including the Dow Jones–AIG Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indices and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones–AIG Commodity IndexSM and the securities.

This pricing supplement relates only to the securities and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones–AIG Commodity IndexSM components. Purchasers of the securities should not conclude that the inclusion of a futures contract in the Dow Jones–AIG Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones–AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones–AIG Commodity IndexSM components in connection with the securities. None of Dow Jones, American International Group, AIG-FP or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones–AIG Commodity IndexSM components, including, without limitation, a description of factors that affect the prices of such Dow Jones–AIG Commodity IndexSM components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, OR AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIG-FP OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIG-FP AND THE ISSUER, OTHER THAN AMERICAN INTERNATIONAL GROUP AND ITS AFFILIATES.

Discontinuation of the Dow Jones–AIG Commodity IndexSM; Alteration of Method of Calculation

If Dow Jones and AIG-FP discontinue publication of the Dow Jones–AIG Commodity IndexSM and Dow Jones and AIG-FP or another entity publish a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones–AIG Commodity IndexSM (such index being referred to herein as a “successor index”), then any Dow Jones–AIG Commodity IndexSM closing level will be determined by reference to the level of such successor index at the close of trading on the relevant exchange or market for the successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Dow Jones and AIG-FP discontinue publication of the Dow Jones–AIG Commodity IndexSM prior to, and such discontinuance is continuing on, the Final Valuation Date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the Dow Jones–AIG Commodity IndexSM closing level for the Dow Jones–AIG Commodity IndexSM for such date. The Dow Jones–AIG Commodity IndexSM closing level for the Dow Jones–AIG Commodity IndexSM will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones–AIG Commodity IndexSM last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant exchange-traded futures contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each exchange-traded futures contracts most recently comprising the Dow Jones–AIG Commodity IndexSM. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones–AIG Commodity IndexSM on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Dow Jones–AIG Commodity IndexSM or a successor index, or the level thereof, is changed in a material respect, or if the Dow Jones–AIG Commodity IndexSM or a successor index is in any other way modified so that the Dow Jones–AIG Commodity IndexSM or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones–AIG Commodity IndexSM or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the Final Valuation Date make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodities index comparable to the Dow Jones–AIG Commodity IndexSM or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Dow Jones–AIG Commodity IndexSM closing level with reference to the Dow Jones–AIG Commodity IndexSM or such successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones–AIG Commodity IndexSM or a successor index is modified so that the level of the Dow Jones–AIG Commodity IndexSM or such successor index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such index in order to arrive at a level of the Dow Jones–AIG Commodity IndexSM or such successor index as if there had been no such modification.

Market Disruption Events

If a Market Disruption Event is in effect on the Trade Date or the relevant Final Valuation Date, the calculation agent for the securities will calculate the Index Closing Level for the Trade Date or the relevant Final Valuation Date, as applicable, using:

•

for each exchange-traded commodity futures contract included in the Index or any successor index (an “Index Constituent”), the weighting within the Index assigned to such Index Constituent on the relevant Final Valuation Date or the Trade Date, as applicable;

•

for each Index Constituent that did not suffer a Market Disruption Event on such Final Valuation Date or the Trade Date, as applicable, the closing price for such Index Constituent on such Final Valuation Date or the Trade Date, as applicable; and

•

for each Index Constituent that did suffer a Market Disruption Event on such Final Valuation Date or the Trade Date, as applicable, the closing price for the Index Constituent on the immediately succeeding Exchange Trading Day for such Index Constituent on which no Market Disruption Event occurs or is continuing with respect to such Index Constituent; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Index Constituent on the Trade Date and the immediately succeeding Exchange Trading Day, then the calculation agent will determine the closing price for the affected Index Constituent on such immediately succeeding Exchange Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Index Constituent on the relevant Final Valuation Date and is continuing for the immediately succeeding ten Exchange Trading Days, then the calculation agent will determine the closing price for the affected Index Constituent on such tenth Exchange Trading Day in good faith and in a commercially reasonable manner.

If a Market Disruption Event exists on the relevant Final Valuation Date, the Maturity Date or Early Redemption Event Maturity Date, as applicable, such date will be postponed to the third Index Business Day following the last day on which the closing price for any Index Constituent used in determining the Final Level is ascertained. If the Maturity Date or Early Redemption Event Maturity Date is not an Index Business Day, the Maturity Date or Early Redemption Event Maturity Date, as applicable, will be postponed to the first Index Business Day following the scheduled Maturity Date, subject to postponement in the event of a Market Disruption Event on the Final Valuation Date as described above.

A “Market Disruption Event” means:

•	the termination or suspension of, or material limitation or disruption in the trading of any Index Constituent; or

•	the settlement price of any Index Constituent has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

•	the failure of the publisher of the Index (or the index sponsor for the relevant successor index) to calculate and publish the U.S. dollar level for the Index (or the relevant successor index); or

•	the settlement price is not published for any individual Index Constituent;

in each case as determined by the calculation agent in good faith; and

•

a determination by the calculation agent in good faith that any event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

A limitation on the hours or number of days of trading will not constitute a Market Disruption Event if the limitation results from an announced change in the regular business hours of the Relevant Exchange.

“Relevant Exchange” means, with respect to each Index Constituent, any organized exchange or market of trading for the Index Constituent.

“Exchange Trading Day” means, for each Index Constituent, a day, as determined by the calculation agent, on which its Relevant Exchange is open for trading during their regular trading sessions, notwithstanding the Relevant Exchange closing prior to its scheduled closing time.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Levels from August 1, 1997 through September 11, 2008. The Index Closing Level on September 11, 2008 was 346.036. We obtained the Index Closing Levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. See “Underwriting” in the accompanying product supplement.

You should rely only on the information contained in this pricing supplement. We have not authorized anyone to provide information different from that contained in this pricing supplement. The information contained in this pricing supplement is accurate only as of the date of this pricing supplement, regardless of the time of delivery of this pricing supplement or any sale of our securities.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for securities and increase the aggregate principal amount.